Exhibit 10.6
REHABCARE GROUP, INC.
SEVERANCE PLAN FOR COMPANY VICE PRESIDENTS
(As Amended and Restated Effective January 1, 2009)

1.           Purpose and Effective Date

The RehabCare Group, Inc. Severance Plan for Company Vice Presidents (“Plan”) was established to provide severance benefits to eligible terminated Employees while they seek alternative employment.  In consideration for such benefits, the Employee shall be subject to a one-year non-compete agreement and shall release the Company and its Affiliates from any claims related to employment termination.  The Plan was effective January 1, 2006.  RehabCare Group, Inc. now wishes to amend and restate the Plan to conform the Plan to the final regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.  This Amended and restated Plan is effective January 1, 2009.

2.           Definitions

(a)
Affiliate means any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses as defined in Code sections 414(b) and (c), as modified in accordance with Treas. Reg. §1.409A-1(h)(3) (50% control test).  A corporation or business entity is an Affiliate only while a member of such controlled group.

(b)
Cause means (i) the Employee’s willful and continued failure to substantially perform his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to the Employee by the Company, which specifically identifies the manner in which the Employee has not substantially performed his duties, or (ii) the Employee’s commission of an act constituting a criminal offense that would be classified as a felony under the applicable criminal code or involving moral turpitude, dishonesty, or breach of trust.  For purposes of this section, no act or failure to act on the Employee’s part shall be considered “willful” unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until (i) he receives a notice of termination from the Company, (ii) he is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion, that the Employee was guilty of the conduct set forth in the notice of termination.

(c)
Code means the Internal Revenue Code of 1986, as amended.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

(d)	Company means RehabCare Group, Inc.

(e)	Employee means an individual employed by the Company or an Affiliate.

(f)	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(g)
Good Reason means the Employee’s right to terminate his employment based upon the occurrence of one or more of the following without the consent of the Employee: (i) a material reduction in the Employee’s annual base salary; (ii) a material reduction in the Employee’s authority, duties and responsibilities; (iii) a material reduction in the budget over which the Employee retains authority; or (iv) a material change in the primary geographic location at which the Employee performs services.

Any termination of the Employee’s employment based upon a good faith determination of "Good Reason" made by the Employee shall be subject to a delivery of a notice of termination by the Employee to the Company within 15 days of the first occurrence of an event that would constitute Good Reason in the manner prescribed herein, and subject further to the ability of the Company to remedy within 30 days of receipt of such notice any such action by the Company that may otherwise constitute Good Reason.

(h)	Plan means the RehabCare Group, Inc. Severance Plan for Company Vice Presidents, as herein set forth and as amended from time to time.

(i)	Plan Administrator means the Company or the Committee designated by the Board of Directors of the Company to administer the Plan.

(j)	Severance Period means the period commencing on the date an eligible Employee is eligible to receive Severance Pay and Severance Benefits and ending nine months thereafter.

(k)
Termination of Employment means separation from service with the Company and its Affiliates (generally 50% common control with the Company), as defined in IRS regulations under Code section 409A (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period and disregarding leaves of absence of up to six months where there is a reasonable expectation the Employee will return).

3.	Eligibility

Each Employee whose title is Vice President of the Company shall be eligible to participate in the Plan; provided, however, an Employee who is entitled to severance benefits pursuant to a separate written agreement between the Company and such Employee shall not be entitled to participate in this Plan.

4.           Severance Pay and Benefits.

Subject to Section 6, any eligible Employee (i) who incurs a Termination of Employment as a result of termination of Employee’s employment by the Company for any reason other than Cause or disability or (ii) who terminates his employment with the Company for Good Reason within 45 days of the first occurrence of an event that would constitute Good Reason that has not been remedied by the Company as described in Section 2(g), shall be eligible for Severance Pay and Severance Benefits hereunder.  Severance Pay (as specified in subparagraph (a) below) and Severance Benefits (as specified in subparagraph (b) below) shall be offset by any severance pay payable to the eligible Employee at the same time under any other severance program or plan of the Company or an Affiliate.

(a)
Severance Pay.  The amount of Severance Pay to which an eligible Employee is entitled hereunder shall be nine months’ base salary at the base salary rate in effect on the date of Termination of Employment.

Severance Pay shall be paid to an eligible Employee during the Severance Period on a monthly basis in an amount equal to one-twelfth of Employee’s annual base salary rate on the date of Termination of Employment.

Anything herein to the contrary notwithstanding, in the event that all or any portion of the Employee’s Severance Pay is subject to Code section 409A and the Employee is a “specified employee,” as defined in the regulations under Code section 409A, at the time of the Employee’s Termination of Employment, the Severance Pay that is subject to 409A shall not be paid until the expiration of six months following Termination of Employment.  In such event, any Severance Pay that would otherwise have been paid in the preceding six month period shall be paid in a lump sum on expiration of such period.

(b)	Severance Benefits.

(1)
Health benefits.  The eligible Employee and his or her spouse and other eligible dependents may elect to continue to be covered by the medical, dental, vision and prescription drug plan(s) maintained by the Company in which the eligible Employee and his or her spouse or other dependents were participating immediately prior to the date of his or her Termination of Employment in accordance with the COBRA provisions of Code section 4980B and ERISA section 602.  During the Severance Period, the Company shall pay the COBRA cost for the same level of coverage in which the Employee is enrolled at Termination of Employment.  In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Employee, the Company shall pay to the Employee a gross-up payment for applicable taxes.  Such payment shall be made monthly during the Severance Period; provided that if the gross-up payments are subject to Code section 409A and the Employee is a “specified employee,” as defined in the regulations under Code section 409A, at the time of the Employee’s Termination of Employment, no payment shall be made until the expiration of six months following Termination of Employment.  In such event, the gross-up payments for the preceding six months shall be paid in a lump sum on expiration of such period.

(2)
Outplacement Services.  During the Severance Period and for three months thereafter, the Company shall provide for an eligible Employee executive-level outplacement services by a vendor selected by the Company.

In addition to the Severance Pay and Severance Benefits provided in this Section 4, the eligible Employee shall be entitled to payment of any base salary or vacation pay accrued on the Date of Termination in accordance with the Company’s policies for such payments.

5.           Reductions or Offsets to Severance Pay

(a)
The Company has the right to offset from any Severance Pay under this Plan the amount of any monies that the Employee owes at the time of separation to the Company or any Affiliate or to any employee benefit plan maintained by the Company or any of its Affiliates.

(b)
The Company has the right to offset from any Severance Pay under this Plan the replacement value of any personal property owned by the Company or any Affiliate but not returned by an eligible Employee to the Company by the date of Termination of Employment.

Notwithstanding the preceding, the total offset under this Section 5 from any Severance Pay that is subject to Code section 409A shall not exceed $5,000.

6.           Limitations on Severance Pay and Severance Benefits

The Company is not obligated to make any payment or provide any benefit under this Plan to an otherwise eligible Employee if:

(a)	the eligible Employee voluntarily terminates his employment without Good Reason, dies, or becomes disabled;

(b)	the eligible Employee is discharged for Cause;

(c)
the eligible Employee’s employment with the Company and all Affiliates ceases upon the sale of all or substantially all of the Company’s assets, or upon the sale, spin-off, divestiture or other disposition of a business unit, division or facility, and the eligible Employee is offered comparable employment with (or thereafter is employed by) the successor, new employer or purchaser of such assets, business unit, division or facility;

(d)
the eligible Employee’s employment with the Company and all Affiliates ceases due to its merger, dissolution or reorganization, and as a result of such transaction, the eligible Employee is employed by the successor or other new employer;

(e)	the eligible Employee transfers employment among the Company and any of its Affiliates;

(f)	the eligible Employee is granted a leave of absence pursuant to the Company’s normal leave of absence policies and procedures;

(g)	the eligible Employee fails to comply with the provisions of Section 7; or

(h)
the eligible Employee fails to execute and deliver to the Company not later than 60 days following Termination of Employment an agreement, in form and substance satisfactory to the Company, effectively releasing and giving up all claims the Employee may have against the Company and its Affiliates (and each of their respective employees, officers, plans and agents) arising out of or based upon any facts or conduct occurring prior to that date, and reaffirming and agreeing to comply with the terms of Section 7 and any other agreement signed by the Employee in favor of the Company or any of its Affiliates.  The agreement will be prepared by the Company and provided to the Employee at the time the Employee’s employment is terminated or as soon as administratively practicable thereafter.

7.
Non-Competition; Confidential Information; and Non-Disparagement.  The Employee’s right to receive and retain the benefits specified in Section 4 are conditioned upon the Employee’s compliance with the terms of this Section 7.

(a)	Non-Competition

(1)
During the one-year period beginning on the Date of Termination, the Employee shall not, without prior written approval of the Company’s Chief Executive Officer, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition with the Company.

For purposes of this Section 7(a)(1), a business enterprise with which the Employee becomes associated as an officer, employee, agent, partner, or director shall be considered in substantial direct competition if such entity competes with the Company in any business in which the Company or any of its Affiliates is engaged or provides services or products of a type which is marketed, sold or provided by the Company or any of its Affiliates (including but not limited to any product or service which the Company or any such other entity is developing) within any State or country where the Company or any such Affiliate then provides or markets (or plans to provide or market) any service or product as of the date the Employee’s Company employment terminates.

(2)
During the one-year period beginning on the date of Termination of Employment, the Employee shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its Affiliates any business of a type which the Company or such Affiliate provides or markets or which is competitive with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its Affiliates; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its Affiliates; or discuss that subject with any such customer.

(3)
During the one-year period beginning on the date of Termination of Employment, the Employee shall not, without prior written approval of the Company’s Chief Executive Officer, directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, office manager, staffing coordinator or other employee or agent of the Company or any of  its Affiliates (other than non-supervisory or non-managerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company or any of its Affiliates within the twelve (12) months immediately prior to the date the Employee’s employment with the Company terminated; or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company or any of its Affiliates, or such person’s employment or participation in any activity in competition with the Company or any of its Affiliates.

(b)
Confidential Information.  After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use, communicate, reveal, or divulge any confidential information, knowledge or data related to the Company that the Employee obtained during the Employee’s employment, to anyone other than the Company and those designated by it.  Confidential information, knowledge or data means confidential and/or proprietary information and trade secrets of or relating to the Company or any of its Affiliates, including but not limited to information concerning personnel of the Company or any of its Affiliates, confidential financial information, customer or customer prospect information, information concerning temporary staffing candidates, temporary employees, and personnel, temporary employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys, or trials), software, programming, and programming architecture, enhancements and developments, cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results of internal analyses, computer programs and programming information, techniques and designs, business and marketing plans, acquisition plans and strategies, divestiture plans and strategies, internal valuations of Company assets, and trade secrets, but does not include information generally known in the marketplace.  In addition, confidential information includes information of another company given to the Company with the understanding that it will be kept confidential.  All confidential information described herein is and constitutes trade secret information (regardless of whether the same is legally determined to be a trade secret) and is not the property of the Employee.

(c)
Non-Disparagement.  Following termination of employment, the Employee will not criticize, denigrate, disparage, or make any derogatory statements about the Company or its respective business plans, policies and practices, or about any of the Company's officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media, or any other person; nor shall the Employee harm or in any way adversely affect the reputation and goodwill of the Company.  Nothing in this paragraph shall preclude or prevent the Employee from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law.

8.           Claims Procedures

(a)	Presenting a Claim. A claim for benefits under the Plan must be submitted in writing to the Company at the following address:

RehabCare Group, Inc.
ATTN:  President and Chief Executive Officer
7733 Forsyth Boulevard, Suite 1700
St. Louis, Missouri 63105

(b)
Notice of Claim Denial.  If a claim for Plan benefits is denied either in whole or in part, the Employee (“claimant”) will be notified in writing by the Plan Administrator within 90 days of the receipt of the claim unless reasons beyond the control of the Plan Administrator require an extension of time for processing the claim.  The notice will also provide the following information:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to the pertinent Plan provisions upon which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following a denial of an appeal.

If such an extension of time is required, written notice of this extension will be sent to the claimant prior to the termination of the initial 90-day period.  The extension notice will indicate the reasons for the extension of time and the date by which the Plan expects to render a final decision.  In no event will this date be more than 90 days after the end of the initial 90-day period.  If the Plan Administrator does not furnish a response within the initial 90-day or extended period, the claimant shall be deemed to have exhausted the claims and appeals process set forth herein and is entitled to file suit in federal or state court.

(c)
Request for Review.  If a claim for benefits is denied in whole or in part, the claimant or the claimant’s duly authorized representative may, within 60 days after receipt of the notice of such denial, make a written request for review of the denial by the Plan Administrator.  The claimant’s request should state the reasons he believes the claim denial was improper and submit any additional information, material or comments that he considers appropriate.  The claimant may review any documents relevant to his claim.  If the claimant or his duly authorized representative fails to file such an appeal within 60 days after the claim is denied, the claimant shall be deemed to have waived any right to appeal the denial of the claim.

(d)
Decision on Review. The Plan Administrator shall render a written decision on review not later than 60 days following the date of the receipt of the request for review.  However, if special circumstances require an extension of time beyond the initial 60 day period, prior to the end of such initial 60 day period, the plan Administrator shall provide to the claimant written notice of the extension, the special circumstances requiring the extension, and the date by which the Plan Administrator expects to render the final decision.  In no event shall the decision be postponed later than 120 days following the receipt of the request review.  If a decision is not furnished within the initial 60 day period (or applicable extension), then the request for review shall be deemed denied.

Any denial shall inform the claimant of the specific reason or reasons for the denial, refer to specific Plan provisions on which the denial is based, state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claim, and state that the claimant has a right to bring a civil action under Section 502(a) of ERISA.

The Plan Administrator’s decision is final and binding.

9.           Plan Administration

(a)
Plan Administrator.  The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have the responsibility for carrying out the provisions of the Plan and the general administration of the Plan.  The Plan Administrator shall establish and enforce such rules, regulations and procedures, as it shall deem necessary or proper for the efficient administration of the Plan, and delegate such duties and responsibilities as it deems appropriate.  The Plan Administrator shall constitute a named fiduciary as that term is defined in ERISA.

(b)
Funding.  The Plan shall at all time be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of the Company or any Affiliate for payment of any Severance Pay or Severance Benefits hereunder.  Payments under this Plan shall be made from general assets of the Company.  No employee or any other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Pay or Severance Benefits under the Plan and any such Employee or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

(c)
Standard of Review.  The Plan Administrator shall perform its duties as the Plan Administrator in its sole discretion as it shall determine as appropriate, in light of the reason and purpose for which the Plan is established and maintained.  In particular, the interpretation of all Plan provisions and whether an Employee is entitled to any benefit pursuant to the terms of the Plan, shall be made by the Plan Administrator in its sole discretion.  Any construction of the terms of the Plan for which there is a rational basis that is adopted by the Plan Administrator in good faith shall be final and legally binding on all parties.

Any interpretation of the Plan or other action of the Plan Administrator made in good faith shall be subject to review only if such an interpretation or other action is without rational basis.  Any review of a final decision or action of the Plan Administrator shall be based only on such evidence presented to or considered by the Plan Administrator at the time it made the decision that is the subject of the review.  The Participating Employers, and any Employee who performs services for a Participating Employer who is or may be compensated for in part by benefits payable pursuant to this Plan, hereby consent to actions of the Plan Administrator made in good faith and agree to the narrow standard of review prescribed in this section.

(d)
Required Participant Information.  An eligible Employee must furnish to the Plan Administrator such documents, evidence or information, as it considers necessary or desirable for purposes of administering this Plan.  It shall be a condition of this Plan that each such person must furnish such information promptly and sign such necessary documents before any benefits become payable under the Plan.

(e)
Notices.  Any notice required to be given to the Company shall be sent by the Employee to the Company as directed in Article 8 hereof.  Any notice required to be given to the Employee shall be sent by the Company to the most recent home address of the Employee provided to the Company’s Human Resources Department by the Employee.

10.           Miscellaneous

(a)
The Employment Relationship.  Employment by the Company is on an “at will” basis.  Either the Company or the Employee can end the employment relationship at any time, for any reason or no reason at all.  Only officers of the Company are authorized to make any commitment concerning employment that could change the nature of this “at will” arrangement.  An Employee should not rely on any such commitment, unless it is writing and specifically authorized by an officer of the Company.  Nothing in this Plan shall be construed as a contract or guarantee of employment between the Company and an Employee.

(b)	Taxes. All Severance Pay and Severance Benefits shall be subject to all applicable federal, state and local taxes and the Company shall withhold the amount of any tax attributable thereto.

(c)	Effective Date. The effective date of this Plan is January 1, 2009.

(d)
Termination or Modification.  The Company, the Plan Administrator, or the delegated representative of either, has the right to terminate, modify or amend this Plan or reduce its benefits at any time with or without advance notice to Employees.

(e)	Transferability of Benefits. The right to receive payment of benefits under this Plan shall not be transferred, assigned or pledged except by will or pursuant to the laws of descent and distribution.

(f)
Choice of Law.  Except to the extent preempted by ERISA, this Plan shall be construed, administered and governed in all respects in accordance with the substantive laws of the State of Missouri, but not its conflict of law principles.

4598918.3

RehabCare Group, Inc., by its duly authorized officer, hereby adopts the foregoing Restated Plan this __________ day of ___________________________________, 2008.

REHABCARE GROUP, INC.

By:           ____________________________________

Name:                      ____________________________________

Title:                      ____________________________________